Exhibit 99(b)(1)

Dated 12 February 2007

MODERNDAY LIMITED

as Borrower

and

CITIC GROUP

and

GE CAPITAL EQUITY INVESTMENTS, INC.

as Lenders

HK$2,526,000,000

TERM LOAN FACILITY AGREEMENT

Linklaters

10th Floor, Alexandra House

Chater Road

Hong Kong

Telephone (852) 2842 4888

Facsimile (852) 2810 8133/2810 1695

Ref 05/215/TGC/JMKM/L-123032

1

Table of Contents

Contents		Page

1	DEFINITIONS AND INTERPRETATION	2

2	THE FACILITY	3

3	PURPOSE	4

4	UTILISATION	4

5	REPAYMENT	5

6	INTEREST	5

7	PREPAYMENT	5

8	TAX GROSS UP	5

9	COSTS AND EXPENSES	6

10	ASSIGNMENT	6

11	PAYMENT MECHANICS	7

12	SET-OFF	8

13	NOTICES	8

14	CALCULATIONS AND CERTIFICATES	9

15	PRO RATA SHARING	9

16	PARTIAL INVALIDITY	9

17	REMEDIES AND WAIVERS	10

18	AMENDMENTS AND WAIVERS	10

19	DISCLOSURE	10

20	COUNTERPARTS	10

21	GOVERNING LAW	10

22	ENFORCEMENT	10

SCHEDULE 1 UTILISATION REQUEST		11

THIS AGREEMENT is dated 12 February 2007 and made between:

(1)	MODERNDAY LIMITED, a company incorporated under the laws of the British Virgin Islands as borrower (the “Borrower”);

(2)	CITIC GROUP (“CITIC”) and GE CAPITAL EQUITY INVESTMENTS, INC. (“GE”), as lenders (each a “Lender” and together the “Lenders “).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“AsiaSat” means Asia Satellite Telecommunications Holdings Limited.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the 8 February 2008.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong.

“Completion” means either the Scheme becoming effective in accordance with its terms or any takeover offer (including the MGO) becoming or being declared wholly unconditional, whichever is the earlier.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HK$” or “HK Dollars” means the lawful currency of Hong Kong.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“MGO” means the possible mandatory general offer required to be made for all of the issued and to be issued share capital and share options in AsiaSat in accordance with Rule 26 of the Hong Kong Code on Takeovers and Mergers.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

“Offer” means the proposed voluntary conditional cash offer (by way of the Scheme) and the possible MGO to acquire all of the issued and to be issued share capital of and share options in AsiaSat (including any compulsory acquisition process).

“Party” means a party to this Agreement.

“Repayment Date” means the date which is 12 Months after the date on which Completion occurs or, if Completion does not occur by 8 February 2008, then means 8 February 2008.

“Scheme” means the scheme of arrangement under section 99 of the Bermuda Companies Act 1981 to implement the proposed voluntary conditional offer to be made for all of the issued and to be issued share capital and share options of AsiaSat.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty payable in connection with any failure to pay or any delay in paying any of the same).

“Unpaid Sum” means any sum due and payable but unpaid by any Party under this Agreement.

“US$” or “US Dollars” means the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 1 (Utilisation Request).

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(iii)	a provision of law is a reference to that provision as amended or re-enacted; and

(iv)	a time of day is a reference to Hong Kong time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any notice or certificate given under or in connection with this Agreement has the same meaning as in this Agreement.

2	THE FACILITY

2.1	It is now agreed between the Lenders and the Borrower that subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in HK Dollars in an aggregate amount equal to HK$2,526,000,000. The commitment of CITIC under the Facility is HK$1,275,630,000 and the commitment of GE under the Facility is HK$1,250,370,000.

2.2	The obligations of the Lenders under this Agreement are several. Failure by a Lender to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No Lender is responsible for the obligations of any other Lender under this Agreement.

2.3	Subject to Clause 5.1(Repayment), the rights of the Lenders under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to a Lender from the Borrower shall be a separate and independent debt.

2.4	A Lender may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.

2.5	The commitments of the Lenders shall be immediately cancelled at the end of the Availability Period.

3	PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facility towards funding the Offer.

4	UTILISATION

4.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility from time to time by delivery to the Lenders of a duly completed Utilisation Request not later than 10:00 a.m. on the third Business Day before the relevant Utilisation Date.

4.2	Completion of a Utilisation Request

4.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the currency and amount of the Utilisation comply with Clause 4.3 (Currency and amount);

(ii)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited; and

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period.

4.2.2	The Facility may be requested in multiple Utilisation Requests from time to time and the Borrower may deliver more than one Utilisation Request.

4.3	Currency and amount

4.3.1	The currency specified in the Utilisation Request must be HK Dollars.

4.3.2	The amount of the proposed Loan must not exceed, when aggregated with any other Loans which have been drawn or are proposed to be drawn, the aggregate commitments of the Lenders under the Facility.

4.4	Participation

Each Lender shall make its participation in a Loan available to the Borrower on the relevant Utilisation Date (being 50.5% for CITIC and 49.5% for GE).

5	REPAYMENT

5.1	The Lenders may jointly by notice to the Borrower:

5.1.1	cancel the Facility whereupon it shall immediately be cancelled;

5.1.2	at any time, declare that all of the Loans and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

5.1.3	at any time, declare that all of the Loans be payable on demand, whereupon they shall immediately become payable on demand jointly by the Lenders.

In each case, provided that such notice may only be given jointly by the Lenders on or after 8 February 2008.

Notwithstanding this Clause 5.1, a Lender can exercise the rights in Clause 5.1 solely if the other Lender has not made its participation in a Loan available to the Borrower pursuant to the terms of this Agreement.

5.2	Unless previously made repayable upon demand or otherwise according to Clause 5.1 above, the Borrower shall repay the participation of each Lender in the Loans to each Lender on the Repayment Date.

6	INTEREST

Each Lender agrees that no interest shall accrue on the Loans.

7	PREPAYMENT

7.1	Voluntary prepayment

The Borrower may, at any time, by notice to the Lenders, prepay the whole or any part of the Loans to each Lender pro rata in accordance with their respective participations in the Loans.

7.2	Miscellaneous

The Borrower may not reborrow any part of the Facility which is prepaid or repaid.

8	TAX GROSS UP

8.1	Definitions

8.1.1	In this Clause 8:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement.

“Tax Payment” means an increased payment made by the Borrower to any Lender under Clause 8.2 (Tax gross-up).

8.1.2	Unless a contrary indication appears, in this Clause 8, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

8.2	Tax gross-up

8.2.1	All payments to be made by the Borrower to any Lender under this Agreement shall be made without any set-off or counterclaim, and free and clear of and without any Tax Deduction, unless the Borrower is required by law to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

8.2.2	Each Party shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify each other accordingly.

8.2.3	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

8.2.4	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the relevant Lender evidence reasonably satisfactory to the relevant Lender that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

9	COSTS AND EXPENSES

9.1	Transaction expenses

The Borrower shall be responsible for all costs and expenses incurred by each Lender in connection with (i) the negotiation, preparation, printing and execution and (ii) any amendment or waiver of this Agreement and any other documents referred to in this Agreement.

9.2	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Lender the amount of all costs and expenses (including legal fees) incurred by such Lender in connection with the enforcement of, or the preservation of any rights under, this Agreement.

10	ASSIGNMENT

10.1	By Borrower

The Borrower may not assign or transfer any of its rights and obligations under this Agreement.

10.2	By Lenders

Each Lender may, on or after 8 February 2008 assign or transfer any of its rights and obligations under this Agreement without the prior consent of the Borrower but with the prior consent of the other Lender.

11	PAYMENT MECHANICS

11.1	Payments to the Lenders

11.1.1	On each date on which the Borrower is required to make a payment under this Agreement, the Borrower shall make the same available to each Lender for value on the due date at the time and in such funds specified by each Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

11.1.2	Payment shall be made to such account in Hong Kong or New York with such bank as each Lender specifies.

11.1.3	All repayment made by the Borrower in relation to the Loans shall be made to each Lender pro rata in accordance with their respective participations in the Loans.

11.2	Payments by the Lenders

On each date on which the Lenders are required to make a payment under this Agreement, each Lender shall, subject to Clause 11.3 (Distributions to the Borrower), make the same available to the Borrower for value on the due date, to such account in Hong Kong as the Borrower may notify to the Lenders by not less than three Business Days’ notice.

11.3	Distributions to the Borrower

Each Lender may apply any amount payable by it to the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or in or towards purchase of any amount of any currency to be so applied.

11.4	Partial payments

Subject to Clause 15 (Pro Rata Sharing), if a Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower to that Lender under this Agreement, that Lender shall apply that payment towards the obligations of the Borrower under this Agreement to that Lender in any order selected by that Lender.

11.5	No set-off by the Borrower

All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

11.6	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

11.7	Currency of account

11.7.1	Subject to Clauses 11.7.2 to 11.7.5 below, HK Dollars is the currency of account and payment for any sum due from the Borrower under this Agreement.

11.7.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which such Loan or Unpaid Sum is denominated on its due date.

11.7.3	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

11.7.4	Any amount expressed to be payable in a currency other than HK Dollars shall be paid in that other currency.

11.7.5	Any Lender may disburse a Loan to the Borrower in US Dollars to the account specified by the Borrower under Clause 11.2 (Payments by the Lenders) provided that the amount disbursed in US$ shall immediately be converted to HK$ at the relevant exchange rate to the effect that the Borrower shall be deemed to have received the relevant portion of that Loan in HK Dollars in the amount after such conversion.

12	SET-OFF

Each Lender may, but is not obliged to, set off any matured obligation due from the Borrower under this Agreement (to the extent beneficially owned by that Lender) against any obligation owed by that Lender to the Borrower (whether or not matured), regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, each Lender may convert either obligation at a market rate of exchange for the purpose of the set-off.

13	NOTICES

13.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or by letter.

13.2	Addresses

The address, fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days’ notice.

13.3	Delivery

Any communication or document made or delivered by any Party to another Party under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when arrival.

13.4	English language

13.4.1	Any notice given under or in connection with this Agreement must be in English.

13.4.2	All other documents provided under or in connection with this Agreement must be in English.

14	CALCULATIONS AND CERTIFICATES

14.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by each Lender are prima facie evidence of the matters to which they relate.

14.2	Certificates and Determinations

Any certification or determination by any Lender or the Lenders of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

15	PRO RATA SHARING

If at any time any Lender receives any amount from the Borrower or otherwise in respect of the relevant part of sums due from the Borrower hereunder (other than pursuant to Clause 11.1 (Payments to the Lenders) or from an assignee, transferee or participant) whether by way of voluntary or involuntary payment, set-off or otherwise, it will promptly pay to the other Lender the relevant part of the amount so received such that the Lenders share such amount pro rata in accordance with their respective participations in the Loans. The other Lender shall treat such amount as if it were a payment by the Borrower directly to that Lender on account of sums due from the Borrower hereunder so that, as between the Borrower and the Lender who originally received the amount, the amount shall not be treated as having been paid and such Lender shall retain all its rights against the Borrower or otherwise with respect to such amount (except to the extent of any sum retained by it). Notwithstanding the foregoing provisions of this Clause:

(i)	no Lender shall be required to share any amount which it has received as a result of any legal proceedings commenced against the Borrower to recover sums owing to it under this Agreement with any other Lender which has a legal right to but does not join in such legal proceedings after having been given reasonable opportunity so to do and which does not commence and diligently pursue a separate action to enforce its rights against the Borrower; and

(ii)	if any Lender is required to repay to the Borrower any part of an amount originally received by it from the Borrower and shared pursuant to this Clause, the other Lender shall reimburse such Lender for the amount required to be repaid (less the appropriate portion of any sum which such Lender has retained in respect of such amount).

16	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

17	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

18	AMENDMENTS AND WAIVERS

No term of any of this Agreement may be amended or waived without the prior written consent of all the Parties and any such amendment or waiver will be binding on all Parties.

19	DISCLOSURE

Each Lender may disclose to any potential or actual assignee or transferee of its rights (whether by way of security or not) under this Agreement or any person for whom such potential or actual assignee or transferee is holding an interest under this Agreement or any other person to whom a disclosure of information is required by any applicable law or regulation any information about this Agreement and the Borrower without the consent of the Borrower.

20	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

21	GOVERNING LAW

This Agreement is governed by Hong Kong law.

22	ENFORCEMENT

22.1	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement

22.2	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Borrower

MODERNDAY LIMITED

Address:	c/o Room 2118, Hutchison House, 10 Harcourt Road, Hong Kong

Fax No:	+852 2861 1901

Attention:	Mr Kenneth Ko

By:	/s/ Kenneth Ko

The Lenders

CITIC GROUP

Address:	Capital Mansion, 6 Xinyuan Nan Road, Chaoyang District, Beijing 100004, People’s Republic of China

Fax No:	+86 10 8486 1342

Attention:	Mr Zhang Xuejun

By:	/s/ Mi Zeng Xin

GE CAPITAL EQUITY INVESTMENTS, INC.

Address:	201 Merritt 7, PO Box 5201, Norwalk, CT 06856, United States

Fax No:	+1 203 229 5058

Attention:	Mr Jack Campo

By:	/s/ Jack Campo